Filer:
  Company Data:
    Company Name: Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation: Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type: 424B3
      SEC File Number: 333-37548



                        CAMPBELL ALTERNATIVE ASSET TRUST
                            MONTHLY REPORT - MAY 2005
                                ----------------

                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------

Net Asset Value (23,519.640 units) at April 30, 2005       $    34,452,789
Additions of 67.841 units on May 31, 2005                          104,622
Redemptions of (71.761) units on May 31, 2005                     (110,666)
Offering Costs                                                     (27,288)
Net Income (Loss) - May 2005                                     1,845,314
                                                           ---------------

Net Asset Value (23,515.720 units) at May 31, 2005         $    36,264,771
                                                           ===============

Net Asset Value per Unit at May 31, 2005                   $      1,542.15
                                                           ===============



                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                               $       858,960
    Change in unrealized                                            37,862

  Gains (losses) on forward contracts:
    Realized                                                             0
    Change in unrealized                                           971,590
  Interest income                                                   80,167
                                                           ---------------

                                                   1,948,579
                                             ---------------

Expenses:
  Brokerage fee                                       97,388
  Performance fee                                          0
  Operating expenses                                   5,877
                                             ---------------

                                                     103,265
                                             ---------------

Net Income (Loss) - May 2005                 $     1,845,314
                                             ===============



                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on May 31, 2005     $      1,542.15

Net Asset Value per Unit on April 30, 2005   $      1,464.85

Unit Value Monthly Gain (Loss) %                        5.28%

Fund 2005 calendar YTD Gain (Loss) %                    2.71%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Political and economic events surprise and reward...

May performance was strong, with sharply higher returns across a broad spectrum of our programs, resulting in positive year-to-date returns as of the end of the month.

The breakdown of the EU constitutional ratification process was a key development causing investors to readjust their expectations for the Euro.

Investor demand for the US Dollar pushed the greenback to its highest levels since before the US elections contributing to positive returns in the currency sector.

The fixed income sector was our best performer in May. Sustained strength at the long end of the yield curve in the face of Fed tightening continues to confound a large part of the investment community. And while recent economic reports have been ambiguous, traders managed to push the benchmark US 10-year Treasury yield once again below 4%; such a low level is surprising this late in the cycle but the move has been persistent enough for our models to benefit.

The markets' sharp response to economic and political events during the course of the May evidenced a certain degree of investor surprise. We, however, remain confident in our systematic approach and committed to the discipline that has allowed us to deliver attractive risk-adjusted returns over time.

If you have any questions, please do not hesitate to call.

Sincerely,
Bruce Cleland
President & CEO